Exhibit 99.1

Quanex Fiscal Third Quarter 2006 Results

Vehicular Products & Building Products Outperform Markets

         Vehicular Products Shipped Tons Up 12%
    Company Increases Quarterly Cash Dividend by 17%

HOUSTON, Aug. 24, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) today reported fiscal third quarter results for the period ending July 31, 2006. Net sales in the quarter were $553.0 million compared to $492.6 million a year ago, and income from continuing operations was $44.9 million, equal to the $44.9 million reported in the year ago quarter. Diluted earnings per share from continuing operations were $1.14 compared to $1.14 in the third quarter last year. The Company’s mid-quarter guidance was $1.05 - $1.09 diluted earnings per share from continuing operations. The latest 12 months return on invested capital was 19.0% compared to 19.7% a year ago. Diluted earnings per share were $1.14 versus $1.13 in the year ago quarter.

 Fiscal Third Quarter Highlights
 -------------------------------

  -- Net sales at the Building Products segment were a best ever
     $293.2 million compared to $258.9 million in the year ago
     quarter; net sales at the Vehicular Products segment were a third quarter record of $259.8 million versus $233.7 million a year ago.

  -- Building Products operating income was $41.6 million compared to $42.8 million in the year ago quarter; Vehicular Products operating income was $40.3 million versus $47.9 million a year ago.

  -- The Board of Directors approved an $0.08 increase to the annual cash dividend, up 17%.

  -- 1,042,200 shares of outstanding common stock were repurchased at an average price of $38.78. The Board authorized the
     repurchase of an additional 2 million shares of common stock, to be purchased at appropriate times, for a total authorization of approximately 2.7 million shares.

  -- Total debt less cash to capitalization was 8.5% compared to
     19.9% a year ago.

  -- A $6.0 million ($0.09 per diluted share) non-cash LIFO charge was taken. The charge primarily reflects the substantial rise in the price of LME aluminum ingot. Quanex uses the LIFO method of accounting, which requires it to forecast year-end inventory prices and levels and periodically adjust interim inventory balances.

 Selected Financial Information
 ------------------------------

 Fiscal Third Quarter Financials
 ($ in millions, except per share data)

                               3rd qtr 2006   3rd qtr 2005   inc/(dcr)
                               ------------   ------------   ---------
 Net Sales                         $553.0         $492.6         12%
 Operating Income                    69.0           76.2         (9%)
 Income from Continuing Ops.         44.9           44.9         n/c

 EPS: Basic Earnings from
  Continuing Ops.                   $1.20          $1.19          1%

 EPS: Diluted Earnings
  from Continuing Ops.              $1.14          $1.14         n/c

 EPS: Diluted Earnings              $1.14          $1.13          1%

 Segment Commentary
 ------------------
 VEHICULAR PRODUCTS  ($ in millions)

                               3rd qtr 2006   3rd qtr 2005   inc/(dcr)
                               ------------   ------------   ---------
 Net Sales                         $259.8         $233.7         11%
 Operating Income                  $ 40.3         $ 47.9        (16%)

The Vehicular Products segment is focused on providing customers with engineered steel bar products and value added services. Key market drivers are light vehicle builds (approximately 65% of segment sales) and heavy duty truck builds (approximately 15% of segment sales).

"Segment demand improved markedly in the third quarter and, consequently, total steel bar tons shipped were 12% ahead of year ago shipments," said Raymond A. Jean, chairman and chief executive officer. "North American light vehicle production during our third quarter was up about 3% compared to the third quarter 2005. However, based on the strength of new powertrain related programs with both the 'Big 3' and the transplant automotive companies, our light vehicle steel bar tons shipped were up 10%, demonstrating our ability to outperform the market. Our three steel bar mills had a combined capacity utilization rate over 95% in the quarter," said Jean.

"Vehicular Products operating income was down from 2005's third quarter because of unusually high raw material surcharges in effect early in the quarter, but margins this quarter were still very strong at 15.5%. Our third quarter backlog increased 8% over the second quarter, indicating lower inventory levels in the supply chain, the ramp-up of new programs, and continued strength in our secondary markets," continued Jean.

 BUILDING PRODUCTS  ($ in millions)

                     3rd qtr 2006     3rd qtr 2005    inc/(dcr)
                     ------------     ------------    ---------
 Net Sales               $293.2           $258.9          13%
 Operating Income         $41.6            $42.8          (3%)

The Building Products segment is focused on providing window and door OEM customers with engineered products and components, and is also a leading provider of common alloy aluminum rolled products. Key market drivers are housing starts (approximately 50% of segment sales) and remodeling activity (approximately 50% of segment sales).

"Building Products posted a 13% increase in third quarter net sales compared to the year ago quarter, while housing starts for the same period were off 10%. Our window and door components experienced flat sales versus the year ago quarter and operating income was down due to lower operating rates and relatively high labor costs. Net sales at aluminum rolled products were 29% higher than the $124.8 million a year ago and operating income was up. Pounds shipped in the quarter were best-ever, up 5% compared to the year ago quarter, while spread per pound improved 11% over the same period, the result of higher selling prices and relatively low scrap costs," said Jean.

Cash Flow

"Quanex continued to generate significant cash flow. Cash and equivalents were $61 million at quarter end, inline with cash balances at the end of the second quarter, after having spent some $40 million buying back our common stock, having made a $15 million contribution to the pension fund, and having spent $18 million on capital expenditures. We expect continued strong cash flow in the fourth quarter based on strong earnings and lower capital expenditures. Year-to-date, cash provided by operating activities was a very healthy $129 million," Jean said.

Outlook

Quanex sales for the fourth quarter of 2006 are expected to be up some 10% over the fourth quarter of 2005, supported in part by new program opportunities at the operating segments. The 10% fourth quarter growth compares favorably to a light vehicle market where builds are expected to be down 7% from the fourth quarter 2005, and housing starts projected to be down over 15%.

More specifically, in the Vehicular Products segment, business activity is expected to generate favorable comparisons as fourth quarter steel bar ton shipments are estimated to be some 5% higher than the fourth quarter 2005 and about 3% better than the third quarter 2006. New programs with both the 'Big 3' and the Japanese transplant automotive companies should enable the segment to outperform the market in the fourth quarter. The segment is in the process of securing significant new automotive business this calendar year.

And at Building Products, segment net sales are estimated to be up 5% compared to the fourth quarter 2005, and down about 5% compared to the third quarter 2006 as we anticipate that our window and door components net sales will experience a slowing of demand due to declining OEM production levels, partially offset by new business with existing and new customers.

Aluminum rolled products demand is expected to remain at healthy levels, with fourth quarter volume (pounds) expected to be some 10% higher than the fourth quarter of 2005. With London Metal Exchange aluminum ingot prices at high levels and aluminum scrap cost increases expected to remain relatively more modest, strong material spreads are anticipated to continue in the fourth quarter.

Taken together, the sales and earnings outlook for the balance of 2006 remains favorable. Accordingly, Quanex expects to report diluted earnings per share from continuing operations for the year within a range of $4.00 - $4.10, which includes an estimated non-cash LIFO charge of some $0.13 - $0.16 per share. Previous guidance had been a range of $4.00 - $4.20, which did not include a provision for LIFO.

Other

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash while the premium amount of the debentures may be settled in any combination of cash and common stock when they become convertible and are surrendered by the holders thereof. Allowing for this election and using an average stock closing price of $39.86 for its third quarter, the Company's diluted earnings per share from continuing operations reflect a reduction of $0.04.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.14 per share on the common stock, payable September 29, 2006, to shareholders of record on September 15, 2006.

Corporate Profile

Quanex Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 07/31/06

Book value per common share: $19.51; Total debt to capitalization: 15.6%; Return on invested capital: 19.0%; Return on common equity: 22.4%; Actual number of common shares outstanding: 36,964,588.

Definitions

Book value per common share -- calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization -- calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital -- calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity -- calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

The Quanex Corporation logo is available at
http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2005) under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com.

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

   Three months ended                             Nine months ended
        July 31,                                       July 31,
  --------------------                         ----------------------
     2006      2005                               2006        2005
  ---------  ---------                         ----------  ----------
                         Net sales:

  $ 259,836  $ 233,687    Vehicular Products   $  724,006  $  786,943
    293,211    258,872    Building Products       780,846     698,794
  ---------  ---------                         ----------  ----------
  $ 553,047  $ 492,559     Net sales           $1,504,852  $1,485,737
  ---------  ---------                         ----------  ----------

                         Operating income:

  $  40,297  $  47,932    Vehicular Products   $  113,968  $  153,943
     41,639     42,804    Building Products       103,411      96,267
    (12,909)   (14,515)   Corporate and Other     (25,283)    (28,083)
  ---------  ---------                         ----------  ----------
  $  69,027  $  76,221     Operating Income    $  192,096  $  222,127
  ---------  ---------                         ----------  ----------

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

   Three months ended                             Nine months ended
         July 31,                                       July 31,
 -----------------------                       -----------------------
    2006         2005                             2006         2005
 ----------   ----------                       ----------   ----------
 $  553,047   $  492,559   Net sales           $1,504,852   $1,485,737
    442,789      373,323   Cost of sales        1,191,414    1,141,897
                           Selling, general
                            and administrative
     23,963       26,938    expense                68,776       73,869
                           Depreciation and
     17,268       16,077    amortization           52,566       47,844
 ----------   ----------                       ----------   ----------
     69,027       76,221   Operating income       192,096      222,127
     (1,234)      (2,463)  Interest expense        (3,689)      (7,758)
      2,296         (743)  Other, net               2,763       (2,082)
 ----------   ----------                       ----------   ----------
                           Income from
                            continuing
                            operations before
     70,089       73,015    taxes                 191,170      212,287
    (25,186)     (28,110)  Income tax expense     (69,986)     (81,734)
 ----------   ----------                       ----------   ----------
                           Income from
                            continuing
     44,903       44,905    operations            121,184      130,553
                           Gain (loss) from
                            discontinued
                            operations, net
        230         (190)   of taxes                 (176)      (6,618)
 ----------   ----------                       ----------   ----------
 $   45,133   $   44,715   Net income          $  121,008   $  123,935
 ==========   ==========                       ==========   ==========

                           Basic earnings per
                            common share:

                             Earnings from
                              continuing
 $     1.20   $     1.19      operations       $     3.21   $     3.46
                             Gain (loss) from
                              discontinued
 $       --   $    (0.01)     operations       $    (0.01)  $    (0.17)
 ----------   ----------                       ----------   ----------
                             Basic earnings
 $     1.20   $     1.18      per share        $     3.20   $     3.29
 ----------   ----------                       ----------   ----------

                           Diluted earnings
                            per common share:

                             Earnings from
                              continuing
 $     1.14   $     1.14      operations       $     3.05   $     3.33
                             Gain (loss) from
                              discontinued
 $       --   $    (0.01)     operations       $       --   $    (0.16)
 ----------   ----------                       ----------   ----------
                             Diluted earnings
 $     1.14   $     1.13      per share        $     3.05   $     3.17
 ----------   ----------                       ----------   ----------

                           Weighted average
                            common shares
                            outstanding:
     37,531       37,857     Basic                 37,785       37,700
     39,857       39,945     Diluted               40,190       39,591

                           Cash dividends
 $   0.1200   $   0.0900    per share          $   0.3433   $   0.2700

 QUANEX CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

     July 31,                                             October 31,
      2006                                                   2005
   ------------------------------------------------------------------
                Assets

   $   61,151   Cash and equivalents                       $   49,681
      184,413   Accounts and notes receivable, net            152,072
      156,424   Inventories                                   133,003
       10,212   Deferred income taxes                          12,864
        6,396   Other current assets                            4,669
                Current assets of discontinued
           --    operations                                     5,504
   ----------   ----------------------------------------   ----------
      418,596     Total current assets                        357,793
    1,029,271   Property, plant and equipment                 969,962
     (591,771)  Less accumulated depreciation                (546,020)
   ----------                                              ----------
      437,500   Property, plant and equipment, net            423,942
      196,349   Goodwill                                      196,341
                Cash surrender value insurance policies,
       24,733    net                                           24,927
       77,053   Intangible assets, net                         82,360
        9,814   Other assets                                    9,002
           --   Assets of discontinued operations               5,846
   ----------   ----------------------------------------   ----------
   $1,164,045     Total assets                             $1,100,211
   ==========   ========================================   ==========

                Liabilities and stockholders' equity

   $  164,522   Accounts payable                           $  129,152
       57,657   Accrued liabilities                            73,616
        9,220   Income taxes payable                           14,465
        2,727   Current maturities of long-term debt            2,459
                Current liabilities of discontinued
           --    operations                                     4,208
   ----------   ----------------------------------------   ----------
      234,126     Total current liabilities                   223,900
      130,680   Long-term debt                                133,462
           --   Deferred pension credits                        8,158
        7,296   Deferred postretirement welfare benefits        7,519
       62,224   Deferred income taxes                          58,836
        5,911   Non-current environmental reserves              6,732
        2,508   Other liabilities                               2,742
           --   Liabilities of discontinued operations          2,120
   ----------   ----------------------------------------   ----------
      442,745     Total liabilities                           443,469
      721,300     Total stockholders' equity                  656,742
   ----------   ----------------------------------------   ----------
                  Total liabilities and stockholders'
   $1,164,045      equity                                  $1,100,211
   ==========   ========================================   ==========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)
                                                 Nine months ended
                                                      July 31,
                                                ---------------------
                                                   2006        2005
                                                ---------   ---------
 Operating activities:
  Net income                                    $ 121,008   $ 123,935
  Loss from discontinued operations                   176       6,618
  Adjustments to reconcile net income to cash
   provided by operating activities:
    Depreciation and amortization                  53,045      48,283
    Deferred income taxes                           6,040       3,150
    Stock-based compensation                        3,883         590
                                                ---------   ---------
                                                  184,152     182,576
  Changes in assets and liabilities, net of
   effects from acquisitions and dispositions:
    Decrease (Increase) in accounts and
     notes receivable                             (32,335)     16,162
    Decrease (Increase) in inventory              (23,396)     (6,040)
    Increase (Decrease) in accounts payable        35,370     (40,730)
    Increase (Decrease) in accrued liabilities    (12,846)       (847)
    Increase (Decrease) in income taxes payable    (5,253)     11,491
    Increase (Decrease) in deferred pension
     and postretirement benefits                  (11,942)      1,544
    Other, net                                     (4,024)     (1,275)
                                                ---------   ---------
  Cash provided by (used for) operating
   activities from continuing operations          129,726     162,881
  Cash provided by (used for) operating
   activities from discontinued operations           (762)     (2,147)
                                                ---------   ---------
 Cash provided by operating activities            128,964     160,734

 Investment activities:
  Acquisitions , net of cash acquired                  --    (200,519)
  Proceeds from sale of discontinued operations     5,683      11,592
  Capital expenditures, net of retirements        (60,964)    (35,297)
  Retired executive life insurance proceeds           461          --
  Other, net                                          275         674
                                                ---------   ---------
   Cash used for investing activities from
    continuing operations                         (54,545)   (223,550)
   Cash used for investment activities from
    discontinued operations                           (14)       (362)
                                                ---------   ---------
 Cash used for investment activities              (54,559)   (223,912)

 Financing activities:
  Bank borrowings (repayments), net                (2,514)     29,865
  Purchases of Quanex common stock                (58,326)         --
  Common dividends paid                           (13,165)    (10,351)
  Issuance of common stock from option
   exercises, including related tax benefits       11,112      10,328
  Other, net                                           --         568
                                                ---------   ---------
   Cash provided by (used for) financing
    activities from continuing operations         (62,893)     30,410
   Cash used for financing activities from
    discontinued operations                           (56)       (158)
                                                ---------   ---------
 Cash provided by (used for) financing
  activities                                      (62,949)     30,252
                                                ---------   ---------
   Effect of exchange rate changes on cash
    and equivalents                                    14          10
 Increase (Decrease) in cash and equivalents       11,470     (32,916)
 Beginning of period cash and equivalents          49,681      41,743
                                                ---------   ---------
 End of period cash and equivalents             $  61,151   $   8,827
                                                =========   =========

CONTACT: Quanex Corporation
         Financial:
         Jeff Galow
           (713) 877-5327
         Media:
         Valerie Calvert
           (713) 877-5305